Exhibit 5.1

May 21, 2010

Board of Directors

Sunrise Senior Living, Inc.

7900 Westpark Drive

Suite T-900

McLean, Virginia 22102

Ladies and Gentlemen:

We are acting as counsel to Sunrise Senior Living, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed offering of (i) up to an additional 2,500,000 newly issued shares of common stock, par value $.01 per share, of the Company (the “Shares”), all of which Shares are issuable pursuant to the Sunrise Senior Living, Inc. 2008 Omnibus Incentive Plan, as amended (the “Plan”), and (ii) up to 2,500,000 associated rights (the “Rights”), all of which Rights are issuable with respect to such Shares pursuant to the Rights Agreement, dated as of April 24, 2006, as amended by the First and Second Amendments thereto, dated as of November 19, 2008 and January 27, 2010, respectively, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”) (as amended, the “Rights Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, following (i) effectiveness of the Registration Statement, (ii) issuance and delivery of the Shares in the manner and on the terms described in the Plan and the Registration Statement, and (iii) receipt by the Company of the consideration for the Shares specified in the Plan and the resolutions of the Board of Directors of the Company or a committee of the Board of Directors of the Company authorizing the issuance thereof, the Shares and the associated Rights will be validly issued and the Shares will be fully paid and nonassessable.

It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be

Board of Directors

Sunrise Senior Living, Inc.

May 21, 2010

required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP